Nathaniel Energy Corporation Chief Executive Officer Stanley Abrams Retires from the Company

ENGLEWOOD, Colo., July 9 /PRNewswire-FirstCall/ -- Nathaniel Energy Corporation (OTC Bulletin Board: NECX - News), announced today that Stanley Abrams has retired and has resigned from all his positions with the company, including CEO and a director.

Nathaniel Energy plans to commence a search for a seasoned CEO to lead the company in the full commercialization of its technology on a global basis and to pursue the company's goal of a NASDAQ listing.

Nathaniel Energy (www.nathanielenergy.com) provides industry with an alternative energy comparable to that of fossil fuels. Its proprietary patented technology, the Thermal Combustor(TM), is a 2-stage gasification system designed to combust waste, biomass, tires and any other solid, carbon-based materials into inexpensive electrical and thermal energy, while exceeding the most stringent EPA and European Union regulations.


Statements in this press release other than historical facts are "forward-looking" statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements (future operational results and sales) involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Future operating results of the Company, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.


For further information please contact: Investor Relations, Tami Kamarauskas, +1-815-726-8720, tkamarauskas@nathanielenergy.com, or Press, Dan Smith, +1-267-767-5336, dsmith@nathanielenergy.com, both of Nathaniel Energy Corporation